CELSION      -------------------------------------------------------------------
             CELSION CORPORATION             T 410.290.5390  www.celsion.com
             10220-I, Old Columbia Road      T 800.262.0394  celsion@celsion.com
             Columbia MD 21046-1785          F 410.290.5394



December 1, 2002

Dr. Kaijun Wu

President and Professor of Urology
First affiliated Hospital Guangzhou Medical College
No.1 Kang Da Road
Guangzhou, China

Dear Dr. Wu:

Further our conversation, I am happy to inform you that Celsion Corporation will retain your service as medical consultant for 2003. A retainer of US$1,000 per month will be offered as compensation. It is my understanding that you will be willing to receive the compensation in form of Celsion Corporation restricted common stock in lieu of cash. Your stipend will be paid quarterly and the number of shares to be issued to you will be calculated using the closing stock price of each calendar quarter.

Thank you for your assistance,


/s/Augustine Y. Cheung
Augustine Y. Cheung
President & CEO